Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the 2016 Equity and Incentive Compensation Plan of AGNC Investment Corp. of our reports dated February 27, 2017, with respect to the consolidated financial statements of AGNC Investment Corp. and the effectiveness of internal control over financial reporting of AGNC Investment Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
McLean, Virginia
February 27, 2017